U.S. Securities and Exchange Commission
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) October 25th, 2010
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Commission File No. 0-52556
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SPARTAN GOLD LTD.

(Name of small business issuer as specified in its charter)

Nevada	27-3726384
State of Incorporation	IRS Employer Identification No.

13520 Oriental St Rockville, Md 20853
(Address of principal executive offices)

1 202 536-5191
(Issuer's telephone number)

Algoil Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 22nd, 2010, Spartan Gold Ltd., a Nevada corporation (the “Company”) and Alabama Mineral Properties LLC entered into an Acquisition Rights Agreement whereby Spartan Gold Ltd. acquired all of Alabama Mineral Properties LLC’s mineral rights in the Arbachoochee Gold Prospect, a tract of approximately 500 acres. The purchased assets acquired under the terms of the transaction include all legal rights and equitable title to the mineral rights held by deed in the name of Alabama Mineral Properties, LLC.

The Arbacoochee prospect is located within the historically significant and productive gold mining region of northeastern Alabama, with substantial potential for mineral exploration and development.  The Arbacoochee gold prospect abuts he noted Arbacoochee Mining District, where significant surface exploration and sampling efforts have been conducted on the property yielding positive results.  Notably, the majority of shallow grab samples taken from across the property have shown the presence of significant alluvial gold. Additionally, historical deeper drill core samples have also indicated that gold values continue down into the host rock.

The business of Spartan Gold Ltd. is described herein:

Spartan Gold Ltd. (“Spartan”) is a multi-disciplined mining and exploration company publically trading on the OTC Bulletin Board market (OTC BB: PWGAD). The Company is focused on the acquisition and development of gold and other precious metals projects. The Company has significant assets in Alabama including 500 acres of aforementioned land, containing approximately 560,000 tons of minable placer.  The team at Spartan is concentrating their resources to deliver maximum results for their shareholders and focusing on long-term sustainable growth. The entrepreneurial spirit and operational expertise of Spartan Gold’s management team delivers performance and is continually seeking new opportunities.

Item 9.01 Exhibits.

(d) Exhibits

10.1	Asset Purchase Agreement between Spartan Gold Ltd & Alabama Mineral Properties LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN GOLD LTD.
(Registrant)

Dated: October 28th, 2010	By: /s/ David Price
David Price, Chief Executive Officer and Director